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                                   EXHIBIT 8.1


                  OPINION OF MILLER & MARTIN LLP AS TO CERTAIN
                  FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER




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                       [Letterhead of Miller & Martin LLP]





                                January 14, 1999


VIA U.S. MAIL

First Sterling Banks, Inc.
Mr. Edward C. Milligan, President and Chief Executive Officer
1200 Barrett Parkway
Kennesaw, Georgia  30144

Georgia Bancshares, Inc.
Mr. Ted A. Murphy, President and Chief Executive Officer
3333 Lawrenceville Highway
Tucker, Georgia  30084-7132

      RE: MERGER OF GEORGIA BANCSHARES, INC. ("GABS") WITH AND INTO FIRST STERLING BANKS, INC. ("FSLB"), WHEREBY GABS'S SHARES WILL BE CONVERTED INTO SHARES OF STOCK OF FSLB

Gentlemen:

         We are acting as counsel to FSLB, a Georgia corporation, with respect to the merger of GABS, a Georgia corporation, with and into FSLB (the "Merger"), pursuant to that certain Merger Agreement dated December 30, 1998, by and between FSLB and GABS (the "Merger Agreement"), as described in the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission (the "Registration Statement"). All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Merger Agreement.

         In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Registration Statement and such other documents as we have reasonably deemed necessary or appropriate to furnish the opinions rendered herein (collectively, the "Documents"). In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of all originals of such copies. In rendering the opinion set forth below, we have relied upon (without any independent investigation or review thereof) certain written representations and covenants of FSLB and

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First Sterling Banks, Inc.
Georgia Bancshares, Inc.
January 14, 1999
Page 2


GABS as set forth in the Tax Certificates which have been delivered prior hereto (the "Tax Certificates"). We have also assumed that any representation or statement referred to above made "to the knowledge of" or "to the belief of" or otherwise similarly qualified is correct without such qualification, and all statements and representations, whether or not qualified are true and will remain true through the Effective Date.

         In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations now in effect thereunder, pertinent judicial authority, current administrative interpretive rulings and practice of the Internal Revenue Service and such other authorities as we have considered relevant, all of which are subject to change. Any such changes might be retroactive with respect to transactions entered into prior to the date of such changes and could significantly modify the opinion set forth above, and we undertake no responsibility to advise you of any subsequent developments in the application, operation or interpretation of the U.S. federal income tax laws.

                              FACTS AND ASSUMPTIONS

         Based upon our review of the Documents, we understand the following facts:

         FSLB is a two-bank holding company headquartered in Cobb County, Georgia, which owns all of the outstanding stock of The Westside Bank & Trust Company and The Eastside Bank & Trust Company. As of September 30, 1998, FSLB had consolidated total assets of approximately $195.6 million.

         The authorized capital stock of FSLB consists of 10,000,000 shares of common stock ("FSLB Stock"), 2,628,239 shares of which are issued and outstanding, exclusive of shares held as treasury stock.

         GABS was organized under the laws of the State of Georgia in 1995 for the purposes of becoming a bank holding company and owns all of the issued and outstanding capital stock of Community Trust Bank. The authorized capital stock of GABS consists of 10,000,000 shares of common stock ("GABS Stock"), 1,460,570 shares of which are issued and outstanding.

         GABS will be merged pursuant to a statutory merger into FSLB pursuant to the Merger Agreement. At the effective date of the Merger, each outstanding share of GABS Stock will be converted, subject to rights of dissent, into the right to receive one (1) shares of FSLB Stock, and consequently no shareholder of GABS will receive cash in lieu of a fractional share interest.



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First Sterling Banks, Inc.
Georgia Bancshares, Inc.
January 14, 1999
Page 3


         Holders of GABS Stock dissenting to the Merger will receive cash. It is a condition to the Merger, however, that the aggregate number of shares of GABS Stock dissenting to the Merger shall not exceed 146,000 shares.

                            DISCUSSIONS AND OPINIONS

         Based upon the foregoing documents, materials, assumptions and information, and subject to the qualifications and assumptions set forth herein, we are of the opinion that, if the Merger is consummated in accordance with the provisions of the Merger Agreement (and without any waiver, breach of amendment of any of the provisions thereof):

      (1) The Merger will, under current law, qualify as a tax-free reorganization pursuant to Section 368(a)(1)(A) of the Code and that GABS and FSLB each will be parties to the reorganization within the meaning of Section 368(b) of the Code.

      (2) No gain or loss will be recognized by the shareholders of GABS upon the receipt of FSLB Stock solely in exchange for his or her GABS Stock.

      (3) The aggregate tax basis of the FSLB Stock to be received by the GABS shareholders who exchange all of their GABS Stock solely for FSLB Stock in the Merger will be the same as the aggregate tax basis of their GABS Stock surrendered in the exchange.

      (4) The holding period of the shares of FSLB Stock received by the shareholders of GABS will include the period during which the GABS Stock surrendered in exchange therefor was held, provided that the shares of GABS Stock were held as capital assets within the meaning of Section 1221 of the Code as of the time of the consummation of the Merger.

      (5) GABS shareholders who exercise dissenters' rights, and as a result of which receive only cash, will be treated as having received such cash as a distribution in redemption of their GABS Stock, subject to the provisions and limitations of Section 302 of the Code. Accordingly, each such shareholder will generally recognize capital gain or loss equal to the difference between the amount of cash received by such shareholder and such shareholder's aggregate tax basis in his or her GABS Stock.

      (6) No gain or loss will be recognized by GABS on the transfer of its assets to FSLB and the assumption by FSLB of its liabilities pursuant to the Merger.



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First Sterling Banks, Inc.
Georgia Bancshares, Inc.
January 14, 1999
Page 4


      (7)   Except as provided under the Treasury regulations promulgated under
            Section 1502 of the Code, no gain or loss will be recognized by FSLB or GABS upon FSLB's receipt of GABS's assets and FSLB's assumption of GABS's liabilities pursuant to the Merger.

      (8) The aggregate tax basis of the GABS assets in the hands of FSLB will be the same as the aggregate tax basis of such assets in the hands of GABS immediately prior to the Merger.

      (9) The holding period of the GABS assets received by FSLB in the Merger will include the holding period during which such assets were held by GABS.

         The opinion set forth above concerning certain of the U.S. federal tax consequences of the Merger is limited to the specific U.S. federal income tax consequences presented above. No opinion is expressed as to any transaction other than the Merger, including any transaction undertaken in connection with the Merger. In addition, this opinion does not address any estate, gift, state, local or foreign tax consequences that may result from the Merger. In particular, we express no opinion regarding: (i) the amount, existence, or availability after the Merger, of any of the U.S. federal income tax attributes of GABS or FSLB; (ii) any transaction in which GABS stock is acquired or FSLB stock is disposed of other than pursuant to the Merger; (iii) the potential application of the "disqualifying disposition" rules of Section 421 of the Code to dispositions of GABS stock; (iv) the effects of the Merger and FSLB's assumption of outstanding options to acquire GABS stock on the holders of such options under any GABS employee stock option or stock purchase plan, respectively; (v) the effects of the Merger on any GABS stock acquired by the holder subject to the provision of Section 83(a) of the Code; (vi) the effects of the Merger on any payment which is or may be subject to the provisions of
Section 280G of the Code; (vii) the application of the collapsible corporation provisions of Section 341 of the Code to GABS or FSLB as a result of the Merger;
(viii) the application of the alternative minimum tax provisions contained in the Code; (ix) the effects of the Merger on any GABS stock acquired or held as part of a "straddle," "conversion transaction," "hedging transaction," or other risk reduction transaction; and (x) any special tax consequences applicable to insurance companies, securities dealers, financial institutions, tax-exempt organizations or foreign persons.

         No ruling has been or will be requested from the Service concerning the U.S. federal income tax consequences of the Merger. In reviewing this opinion, you should be aware that the opinion set forth above represents our conclusions regarding the application of existing U.S. federal income tax law to the instant transaction. If the facts vary from those relied upon (including if any representations, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable. You should be aware that an opinion of counsel represents only counsel's best legal judgment, and has no binding effect or official status of any kind, and


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First Sterling Banks, Inc.
Georgia Bancshares, Inc.
January 14, 1999
Page 5


that no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or that a court considering the issues would not hold otherwise.

         This opinion is being rendered solely to the parties to whom it is addressed and may not be relied upon by any other party without the express written permission of our Firm. We hereby consent to the reference to our Firm and to the filing of this opinion as an exhibit to any registration statement or offering statement made with respect to the Merger and expressly consent to the reliance on this opinion by the shareholders of GABS.

                                Very truly yours,


                                /s/ Miller & Martin LLP
                                MILLER & MARTIN LLP